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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Allianz of America Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):
55 Greens Farms Road , Westport, Connecticut 06881

Telephone Number (including area code): (888) 247-9744

Name and address of agent for service of process:
Curtis Barnes
BISYS Fund Services
60 State Street Suite 1300
Boston, MA 02109

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A

                                 YES [X] NO [ ]

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Columbus and the State of Ohio on the 16th day of October, 2001.

                                       Allianz of America Funds

                                            By
                                               /s/ Gary Brown
                                               -------------------------
                                               Gary Brown
                                               Initial Trustee



Attest:  /s/ Jennifer Ryan
        -----------------------
        Jennifer Ryan